Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF HCW BIOLOGICS INC.

(Adopted and approved on June 10, 2021

and effective as of the Company’s initial public offering)

1.	Purpose

1.1

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of HCW Biologics Inc. (the “Company”) shall be to assist the Board in discharging its responsibilities relating to the review, determination and execution of the Company’s compensation philosophy, and the compensation of the Company’s Chief Executive Officer (“CEO”), other executive officers, and other personnel as may be determined by the Board, and fulfilling the Board’s oversight responsibilities with respect to the Company’s overall compensation policies, plans and programs and human capital management function.

1.2

The compensation programs for the Company’s executive officers shall (i) be designed to attract, motivate and retain talented executives responsible for the success of the Company, (ii) be determined within a competitive framework, (iii) factor in the achievement of the Company’s overall financial results, individual contributions and compensation philosophy of “pay for performance”; and (iv) align the interests of the executive officers with the long-term interests of the Company’s stockholders, thereby incentivizing management to increase stockholder value.

1.3	The Board and management shall ensure that the Committee has adequate funding and other resources and authority to discharge its responsibilities as determined by the Committee.

2.	Committee Membership & Organization

2.1

The Committee shall consist of at least two (2) members. The members of the Committee shall meet the (i) independence requirements of the Nasdaq Stock Market and (ii) non- employee director definition of Rule 16b-3 promulgated under Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.2

The members of the Committee will be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee or in the absence of a nominating and corporate governance committee, the members of the Committee will be appointed by the Board and will serve at the discretion of the Board and may be replaced by the Board at any time or for any reason. Unless a chair is designated by the Board, the members of the Committee may appoint a chair of the Committee (the “Chair”).

3.	Committee Responsibilities

In addition to such other responsibilities as may be delegated to the Committee from time-to-time by the Board, the Committee shall:

3.1

Set the compensation of the CEO and, in consultation with the CEO, review and approve the compensation of the other executive officers, in each case based on an evaluation of their performance and expected future contributions;

3.2	Establish annual and long-term performance goals and objectives for the CEO and, in consultation with the CEO, review and establish the goals and objectives for the other executive officers;

3.3	Evaluate the performance of the CEO and, in consultation with the CEO, review and evaluate the performance of the other executive officers in light of the goals and objectives established for them;

3.4

Approve employment agreements, offers of employment and other elements of compensation and benefits (other than ordinary health, welfare and retirement benefits provided broadly to employees) provided to the CEO and other executive officers;

3.5	Approve severance or termination arrangements or plans for the CEO and other executive officers, including in the event of a change-in-control;

3.6

Administer the Company’s cash and equity-based incentive plans that are stockholder- approved and/or where participants include executive officers and directors, in each case, to the extent provided under those plans; and make recommendations to the Board with respect to improvements or changes to such plans or the adoption of new plans when appropriate;

3.7	Review and certify achievement with respect to cash or equity awards under corporate performance-based plans;

3.8	Review and discuss with management the Company’s overall aggregate equity usage/budget relative to market;

3.9

Provide oversight of the Company’s overall compensation and incentive plans and benefits programs, and recommend or approve improvements or changes to such plans and programs or recommend or adopt new plans and programs when appropriate;

3.10

Review on a periodic basis, and make recommendations to the Board as to, the compensation payable by the Company to non-employee directors in connection with their service on the Board and/or any committees of the Board;

3.11

Review and approve the selection of the Company’s peer companies for purposes of evaluating the Company’s compensation competitiveness and establishing the appropriate positioning of the levels and mix of compensation elements;

3.12

For so long as the Company is subject to the periodic reporting requirements of the Exchange Act, when applicable, review and discuss with management the Company’s “Compensation Discussion and Analysis” (the “CD&A”) to be included in the Company’s annual report or annual proxy statement; based on the review and discussion, recommend to the Board that the CD&A be included in the Company’s annual report or annual proxy statement, and produce a report of the Committee for inclusion in the Company’s annual proxy statement that complies with the rules and regulations of the Securities and Exchange Commission (“SEC”) and any other applicable rules and regulations;

3.13

Review with management the Company’s major compensation-related risk exposures and the steps management has taken to monitor and control such exposures, and assess whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company;

3.14

When applicable, review and recommend to the Board for approval the frequency with which the Company will conduct stockholder advisory “say-on-pay” votes (the “Say-on- Pay Vote”) required by Section 14A of the Exchange Act, and assess the results of the Company’s most recent Say-on-Pay Vote and take such assessment into consideration when establishing the compensation of the Company’s executive officers;

3.15	Periodically review and discuss with the CEO and the Board, the development and succession plans for senior management positions;

3.16	Recommend or determine stock ownership guidelines for executive officers and non- employee directors and monitor compliance with such guidelines;

3.17	Annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval; and

3.18	Review annually its own performance against the responsibilities outlined in this Charter and as otherwise established by the Board.

The CEO will not be present for the voting or deliberations by the Committee on the CEO’s compensation.

4.	AUTHORITY

The Committee shall have:

4.1

The authority to form, and delegate authority to, one (1) or more subcommittees, comprised of one (1) for more Committee members, which subcommittee(s) shall have the responsibilities and authority delegated to them, including, if so designated, the full responsibility and authority of the Committee with respect to delegated matters, unless otherwise prohibited by applicable laws or listing standards;

4.2

The authority to delegate to one or more officers of the Company, any of its responsibilities and authority that do not relate to the amount or form of compensation of “officers” as defined in Section 16, including its responsibilities and authority related to the administration of compensation and incentive plans and benefits programs;

4.3	The authority to obtain advice, reports or opinions from internal or external counsel and other expert advisors at the Company’s expense;

4.4

The sole authority to retain and terminate any compensation consultant, legal counsel or other advisor to assist in the evaluation of CEO or executive officer compensation, in each case at the Company’s expense; and

4.5	The sole authority to approve the fees and other retention terms of consultants, legal counsel or other advisors engaged by the Committee.

In selecting advisors, the Committee shall take into account the independence requirements established by law, rule, regulation or order, including, without limitation, Rule 5605(d)(3) of the Nasdaq Stock Market.

5.	Meetings & Minutes

The Committee shall meet at least four (4) times annually in person, by teleconference or by video conference. In addition, the Committee will also meet, as required, in response to the needs of the Board and as necessary to fulfil its responsibilities. The Chair, in consultation with the other members of the Committee, will set the dates, times and places of such meetings. The Chair or any other member of the Committee may call meetings of the Committee by notice in accordance with the Bylaws. A majority of the total number of then-serving members of the Committee shall constitute a quorum for the transaction of business at Committee meetings. The approval of a majority of such quorum shall constitute a valid act of the Committee at a duly held Committee meeting. The Committee may also act by unanimous written consent of the then-serving members of the Committee.

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

6.	Reports

The Committee will make regular reports to the Board related to its activities. The Committee will prepare a report for inclusion in the Company’s proxy statement in accordance with the rules and regulations of the SEC.

7.	Compensation

Members of the Committee shall receive such compensation, if any, for their service as Committee members in accordance with the Company’s standard compensation arrangements for non-employee directors. Such compensation may include retainers or per meeting fees as well as equity awards. Fees may be paid in such form of consideration as is determined by the Board.

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